Exhibit 10.44

Via Facsimile and FEDEX

October 11, 2004

Mr. Carlos E. Mendez-Peñate
Coudert Brothers
1114 Avenue of the Americas
New York, New York 10036

      Re:   Appointment as Director, Ener1, Inc.

Dear Carlos:

        On behalf of the Ener1, Inc. Board of Directors, we are pleased to appoint you as a Director of Ener1, Inc., pursuant to our unanimous board consent, a copy of which is attached hereto as Exhibit A. Your term would start immediately upon our receipt of your faxed acceptance of the appointment and continue until the next regularly scheduled election of directors. Your compensation for your services to Ener1, Inc. as a director would be as follows:

1.	$40,000, payable $10,000 quarterly, in cash compensation.
2.	Travel expenses to attend Ener1 board meetings, if attendance is required.
3.	100,000 options to purchase shares of Ener1, Inc. Common Stock, $0.01 par value, at an exercise price of $0.50 per share, vesting 33 1/3 % on each of the first three anniversaries of the date of the option grant (see Exhibit B hereto).
4.	50,000 options for each additional year of service as Director (such options to be granted beginning at the end of calendar 2005), exercise price to be fair market value of Ener1, Inc.‘s Common Stock at the time of such grant, vesting terms to be the same as the options in Item 2 above.

        In connection with your appointment, Ener1, Inc. and Ener1 Group, Inc. have executed the letter of indemnification in favor of you and Coudert Brothers, attached hereto as Exhibit C. This letter is effective subject to your acceptance of your board appointment. You are covered under our directors & officers insurance policy as well. I believe that you already have a copy of our policy.

        Carlos, we are confident of the value you can bring to our board and our company, and we look forward to working with you as our new board member. If you have any questions regarding your appointment, don’t hesitate to call me. Otherwise, please countersign a copy of this letter and return a pre-view fax version to us at 954.776.3359, sending the original in the enclosed FEDEX envelope.

        Welcome to the Ener1, Inc. Board of Directors!

Yours very truly,

Ronald N. Stewart
Executive Vice President,
General Counsel and Secretary

By the authority of the Board
and the instruction of

Kevin P. Fitzgerald
Chairman and Chief Executive Officer

Attachments

Accepted:

____________________
Carlos E. Mendez-Peñate

EXHIBIT A

Copy of Unanimous Board Consent

EXHIBIT B

Form of Option Agreement

EXHIBIT C

Letter of Indemnification